Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1901 (212) 818-8800
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December 7, 2010

Cullen Agricultural Holding Corp.
1431 N. Jones Plantation Road
Millen, Georgia 30442

Re:	Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (as it may be amended, the “Registration Statement”) and prospectus contained therein (the “Prospectus”) originally filed with the Securities and Exchange Commission on October 25, 2010 by Cullen Agricultural Holding Corp. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Securities Act”), with respect to up to (i) 37,476,148 shares of common stock, par value $.0001 per share (“Common Stock”), of which 18,676,148 shares (“Shares”) are issued and outstanding and 18,800,000 shares (“Warrant Shares”) are issuable upon the exercise of outstanding warrants (“Warrants”), each to purchase one share of Common Stock, and (ii) 18,800,000 Warrants, to be offered for resale by certain shareholders of the Company (“Selling Shareholders”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1.           The Shares held by the Selling Shareholders have been duly authorized and legally issued, and are fully paid and nonassessable.

2.           The Warrants held by the Selling Shareholders have been duly authorized and legally issued, and are fully paid and nonassessable.

3.           The Warrants constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Cullen Agricultural Holding Corp.
December 7, 2010

4.           The Warrant Shares to be issued by the Company to the Selling Shareholders upon exercise of the Warrants have been duly authorized and, when issued in accordance with the applicable governing documents, will be legally issued, fully paid and nonassessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.  We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller